UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2006

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 19, 2006, Depomed, Inc. (the “Company”) and MOVA Pharmaceutical Corporation (“MOVA”) entered into a Technology Transfer and Commercial Manufacturing Agreement (the “Manufacturing Agreement”) pursuant to which MOVA will manufacture commercial quantities of GlumetzaTM, the Company’s extended release formulation of metformin hydrochloride for the treatment of type 2 diabetes.

The Manufacturing Agreement grants MOVA the exclusive right to manufacture and package the Company’s United States requirements for Glumetza.  The initial term of the Manufacturing Agreement is five years, subject to automatic two-year extended terms unless a party notifies the other of its intention to terminate the agreement at the end of the term at least twelve months prior to the end of the term.

The Company is responsible for providing to MOVA the active pharmaceutical ingredient in Glumetza.

Item 8.01 Other Events

Esprit Pharma License Agreement

On December 18, 2006, the Company announced that it had delivered a notice (the “Notice”) to Esprit Pharma, Inc. regarding alleged breaches by Esprit of the parties’ Exclusive License and Marketing Agreement, dated as of July 21, 2005 (as amended by Amendment No. 1 thereto dated as of July 24, 2006, the “License Agreement”) for ProQuin® XR, a once-daily extended release formulation of ciprofloxacin for the treatment of uncomplicated urinary tract infections.  The alleged breaches related to, among other matters, Esprit’s failure to make the $10 million license fee payment due to the Company under the License Agreement on December 15, 2006 (the “December 15, 2006 License Payment”), and to use commercially reasonable efforts to market ProQuin XR.

In connection with the Notice, the Company also filed a demand for binding arbitration related to Esprit’s alleged breaches of the contract (the “Arbitration Demand”).

On December 21, 2006, Esprit paid the Company the December 15, 2006 License Payment.  In connection with that payment, the parties agreed to commence discussions toward a mutually agreeable, long-term restructuring of the License Agreement in January 2007, and the Company agreed to withdraw the Notice and Arbitration Demand.  The License Agreement will remain in effect unless and until the parties agree to any modifications to it.

The Company’s withdrawal of the Notice and the Arbitration Demand is without prejudice to any of the claims set forth in the Notice and the Arbitration Demand, other than claims solely and directly related to any breach or alleged breach of the License Agreement arising from Esprit’s failure to pay the December 15, 2006 License Payment.

Ivax Litigation

On December 20, 2006, the Company announced a favorable “Markman” decision by Judge Charles Breyer of the United States District Court for the Northern District of California in the

Company’s patent infringement case against Ivax Corporation.  The Company has sued Ivax for infringement of U.S. Patent Nos. 6,340,475 and 6,635,280 by IVAX’s extended release metformin hydrochloride tablets.  The patents are held by the Company and relate to the Company’s AcuForm™ drug delivery technology.  The Company’s Glumetza product is covered by these patents.

After comprehensive briefing and oral argument, Judge Breyer filed a Markman order rejecting all interpretations of the patent claims that Ivax had proposed in an effort to avoid a ruling of patent infringement.  The District Court affirmed the Company’s understanding of the scope of the disputed patent claims, which are directed to novel compositions for controlled delivery of metformin and other highly soluble drugs.  As a result of this ruling, the case is now scheduled to proceed through discovery and trial.  In addition, the Company is permitted to ask the District Court for a summary ruling that Ivax is infringing the Company’s patents without the need for trial.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this Form 8-K are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to the Company’s litigation against IVAX Corporation; the Company’s arrangement with Esprit Pharma; the Company’s research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the Company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: December 22, 2006	By:	/s/ John F. Hamilton
John F. Hamilton
Vice President, Finance and
Chief Financial Officer